    As filed with the Securities and Exchange Commission on February 6, 2002


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              ---------------------

                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of report (date of earliest event reported):
                                January 23, 2002

Commission Exact name of registrant as specified in its charter, I.R.S. Employer
File       state of incorporation, address of principal          Identification
Number     executive offices, and telephone number               Number

1-15929    Progress Energy, Inc.                                 56-2155481
           410 S. Wilmington Street
           Raleigh, North Carolina 27601-1748
           Telephone:  (919) 546-6411
           State of Incorporation: North Carolina

           The address of the registrant has not changed since the last report.

ITEM 5.  OTHER EVENTS



CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 8-K contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Examples of risk factors that you should consider with respect to any forward-looking statements made in this Form 8-K include, but are not limited to, recent activities such as the ability to consummate the proposed acquisition of Westchester Gas Company and the acquisition of gas-fired generation in Georgia from LG&E Energy Corp. (LG&E) and to realize the potential benefits of these acquisitions. Risk factors are detailed from time to time in the company's SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond the ability of the company to control or estimate precisely.

GENERAL

On January 23, 2002, Progress Energy reported consolidated net income of $541.6 million, or $2.65 per share for 2001. Earnings were $3.40 per share in 2001 before one-time after-tax charges of $0.75 per share or $152.8 million. The one-time charges result from the writedown of the Interpath investment and certain assets in the SRS subsidiary.

The Progress Ventures business unit - which participates in the wholesale energy business - contributed $1.41 per share for the year. Of this total, $0.42 per share is related to the management of wholesale contracts and trading on behalf of the utility operating companies.

SIGNIFICANT RECENT DEVELOPMENTS


         Private Letter Rulings

         The company recently received Private Letter Rulings (PLRs) from the Internal Revenue Service for four synthetic fuel facilities. All majority-owned synthetic fuel facilities, representing 98 percent of production, are now covered by PLRs. The operating criteria reflected in the PLRs are consistent with the way the company has historically operated these facilities. As stated previously, the company is exploring the possible sale of an interest in its synthetic fuel facilities to optimize the total value of this line of business.

         Florida Rate Case

         In May 2001, the Florida Public Service Commission (FPSC) issued an order initiating a rate case for Florida Power. The calculation of the company's revenue requirements, along with supporting testimony, was filed on September 14, 2001, and certain updated information was filed on November 15, 2001. The FPSC staff testimony is scheduled to be filed on January 28, 2002. Hearings are scheduled to begin March 20, 2002, with a final staff recommendation expected May 2002. The commissioners have encouraged the FPSC staff and the company to negotiate a settlement before then if possible.

         Progress Ventures - Generation

         In November 2001, Progress Energy announced the acquisition of 1,182 megawatts of gas-fired generation in Georgia from LG&E. The transaction includes a power sales agreement for the entire output of the plants through December 31, 2004, and is expected to close in the first half of 2002.

         Progress Ventures - Fuels

         On January 11, 2002, Progress Energy announced that it had entered into a letter of intent with Westchester Gas Company to acquire approximately 215 producing natural gas wells, 52 miles of intrastate gas pipeline and 170 miles of gas-gathering systems. The properties are located within a 25-mile radius of Jonesville, Texas, on the Texas-Louisiana border. This will add 140 billion cubic feet (Bcf) of gas reserves to Progress Ventures' fuel business, which more than doubles its gas reserves and potential annual production levels.

         Nuclear Operations World Record

         On January 21, 2002, Brunswick Plant Unit 1 surpassed the 668-day continuous run record that had been set in 1999. Breaking this record means that the Brunswick Plant now holds the world record for operating a light water reactor without a shutdown.

LINE OF BUSINESS/SEGMENT FINANCIAL INFORMATION

The operations of Florida Progress were included in Progress Energy's earnings subsequent to the acquisition date of November 30, 2000, and, therefore, one month of operations is reflected in the period ended December 31, 2000, except for Progress Rail, which was classified as assets held for sale. 2001 includes a full year of Florida Progress operations in Progress Energy results.

The discussion below for Florida Power, Progress Telecom and Progress Rail compares full-year data for 2000 and 2001.

         UTILITIES

         CP&L

         For the year, CP&L electric operations contributed earnings of $468.3 million compared to $373.8 million in 2000. 2000 results included accelerated depreciation expense on nuclear assets of $275 million while 2001 results included $75 million. In addition, CP&L's earnings were positively impacted by an operating expense reduction of $24.6 million in 2001 and the addition of approximately 31,000 new CP&L customers, a 2.4 percent increase over 2000. These factors were partially offset by mild weather in 2001 and a continued weakness in industrial wholesale sales, as shown in the table after the discussion of Florida Power's results.

         CP&L electric operations include earnings of $62.7 million in 2001 compared to $84 million in 2000 related to energy marketing and trading, which are managed on behalf of the utility by Progress Ventures business unit. These amounts are also included in Progress Ventures business unit's earnings.

         Florida Power

         Florida Power electric operations had earnings of $309.6 million in 2001 compared to $322.2 million in 2000. Factors negatively impacting this year's earnings were milder than normal weather, a slowdown in industrial sales and accelerated amortization on the Tiger Bay regulatory asset. Please see the table that follows for a breakdown of sales by customer class. Earnings were positively impacted by the addition of approximately 35,000 new Florida Power customers, a 2.5 percent increase over 2000.

         The Tiger Bay regulatory asset was created as a result of the early termination of certain long-term cogeneration contracts. The company amortizes the regulatory asset according to a plan approved by the Florida Public Service Commission in 1997 but also has the option to accelerate the amortization. In 2001, $97 million of accelerated amortization was recorded on the Tiger Bay regulatory asset, of which $63 million was associated with deferred revenue from 2000 and had no impact on 2001 earnings. The remaining $34 million of accelerated amortization did impact 2001 earnings. The balance of the regulatory asset at December 31, 2001, was $95.3 million.

         Florida Power electric operations include earnings of $24.0 million in 2001 compared to $21.9 million in 2000 related to energy marketing and trading, which are managed on behalf of the utility by Progress Ventures business unit. These amounts are also included in Progress Ventures business unit's earnings.

         Electric Utility Kilowatt Hour Sales by Class


         ------------------------------------------ -----------------------------------------
                             CP&L Sales                        Florida Power Sales
              for the Year Ended December 31, 2001     for the Year Ended December 31, 2001
         ------------------------------------------ -----------------------------------------
                  Sales           2001    % Change          Sales           2001    % Change
          (in billions of kWh)            from 2000 (in billions of kWh)           from 2000
         --------------------- -------- ----------- -------------------- -------- -----------
         Residential              14.4      2.0%    Residential             17.6      2.9%
         --------------------- -------- ----------- -------------------- -------- -----------
         Commercial               12.0      4.7%    Commercial              11.1      2.3%
         --------------------- -------- ----------- -------------------- -------- -----------
         Industrial               13.3     (7.7)%   Industrial               3.9     (8.9)%
         --------------------- -------- ----------- -------------------- -------- -----------
         Government               1.4         -     Government               2.7      2.7%
         --------------------- -------- ----------- -------------------- -------- -----------
         Wholesale                13.0     (10.9)%  Wholesale                4.7     (9.4)%
         --------------------- -------- ----------- -------------------- -------- -----------
         Total                    54.1     (3.4)%   Total                   40.0     (0.2)%
         --------------------- -------- ----------- -------------------- -------- -----------


         NCNG

         NCNG had gross margin of $78.0 million in 2001 and $76.5 million in 2000 and earnings of $2.5 million and $6.5 million for comparable periods. The increase in margin was mainly attributable to the Sandhills pipeline that was completed in March 2001 and was offset by declines in industrial sales. The decrease in earnings was primarily due to higher overall operating expenses. NCNG's 2001 results include $5.9 million of goodwill amortization.

         In January 2002, NCNG filed a notice of intent for a rate case with the North Carolina Utilities Commission.

         DIVERSIFIED BUSINESSES


         Progress Ventures

         The Progress Ventures business unit had net income of $288.7 million for the year compared to $123.0 million in 2000. The increase in earnings is primarily due to the inclusion of Florida Progress subsidiaries in the current year. Progress Ventures business unit manages marketing and trading operations on behalf of the utility companies. Total synthetic fuel sales were 13.3 million tons for the year compared to 8.2 million tons in 2000.

         Progress Telecom

         Progress Telecom, including CaroNet's operations, recorded revenues of $62.9 million for the year compared to $45.2 million for 2000. Earnings before interest, taxes, depreciation and amortization (EBITDA) in 2001 were $11.0 million compared to $8.3 million in 2000.

         Progress Rail

         Progress Rail reported revenues of $946.2 million and a net loss of $13.9 million for the year, compared to revenues of $1.0 billion and a net loss of $16.8 million in 2000. Progress Energy is focusing on achieving profitability at Progress Rail in 2002 by realizing cost savings from operational efficiencies.

         SRS

         SRS is engaged in software sales and energy services to help industrial, commercial and institutional customers manage energy costs. Progress Energy has decided to refocus the business on energy services in the southeastern states and to consolidate remaining operations with other retail activities. Due to the historical and current-year losses at SRS and the decline of the market value for technology companies, the company initiated a valuation study to help assess the recoverability of its investment in SRS. Based on this assessment, the company recorded an after-tax writedown and one-time charge of $45.6 million of SRS's assets, primarily goodwill, in 2001. This writedown constitutes a significant reduction in the book value of these assets, and the ongoing operations are expected to have a negligible impact on Progress Energy's net income.

         Interpath Investment

         The predecessor company to Interpath was founded in 1994 and had several lines of business in the technology sector. In 2000, the company sold 65 percent of the Application Service Provider (ASP) line to Bain Capital. While Interpath has performed well in executing its ASP business plan, Progress Energy believes it is prudent to write down its investment to reflect current valuations in the technology sector. Based on this valuation, the company recorded an after-tax writedown and one-time charge of $107.2 million of the Interpath investment in 2001. This writedown constitutes a significant reduction in the book value of these assets, and the ongoing operations are expected to have a negligible impact on Progress Energy's net income.

         CORPORATE

         Corporate results include interest expense on holding company debt and goodwill amortization. The corporate charge was approximately $251 million for the year, including $89 million of goodwill amortization associated with the Florida Progress acquisition, compared to a $35 million corporate charge in 2000, including goodwill of $7 million. This increase is due to the inclusion of Florida Progress for the full year 2001.

         NON-OPERATING ADJUSTMENTS ASSOCIATED WITH SYNTHETIC FUELS


         Intra-period Tax Allocation

         With respect to the intra-period tax allocation effects, generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company's estimated annual tax rate. The tax credits generated from synthetic fuel operations' earnings reduce Progress Energy's overall effective tax rate. The company's synthetic fuel operations' earnings are not subject to seasonal fluctuation to the same extent as the electric utility operations' earnings are. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the credits recorded in that quarter to reflect that projected tax rate. On the other hand, operating losses incurred to produce the tax credit are included in the current quarter. The resulting tax adjustment decreased earnings per share by $0.13 for the quarter but had no impact on the company's annual earnings.

         Contingent Value Obligation (CVO) Mark-to-Market

         In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on production above certain levels of the four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The payments, if any, are based on the net after-tax cash flows the facilities generate. The CVOs are debt instruments and are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market decreased earnings per share by $0.04 for the fourth quarter but had an immaterial impact on the annual earnings. Since the company does not have any control over the market price of the CVOs, it does not consider the mark-to-market adjustment a component of ongoing earnings.

                                     * * * *

Progress Energy (NYSE: PGN) is a Fortune 250 diversified holding company headquartered in Raleigh, N.C., with more than 20,000 megawatts of generation capacity and $8 billion in annual revenues. The company's diverse portfolio includes two major electric utility companies, CP&L and Florida Power, as well as NCNG, SRS, Progress Rail, Progress Telecom and an important new organization, Progress Ventures, which was created to manage fuel extraction, manufacturing and delivery; merchant generation; and energy marketing and trading. These companies serve 2.9 million customers across the Southeast, providing electricity, natural gas, energy services and broadband capacity.

                              Progress Energy, Inc.
                       Segment Earnings Variance Analysis
                          Fourth Quarter 2001 vs. 2000


                                                Florida
($ per share)                    CP&L            Power      Progress         Other        Corporate    Consolidated
                              (Electric)      (Electric)    Ventures       Businesses
                                ------          ------        ------          ------        ------          ------
2000 earnings   (H)             (0.08)           0.13          0.12          (0.07)        (0.17)          (0.07)
                                ------          ------        ------          ------        ------          ------
Weather                         (0.18)                                                                     (0.18)
Customer growth and usage        0.05  (A)                                                                  0.05
Other margin                     0.01                                                                       0.01

Addition of FPC operations                       0.08          0.07           0.06                          0.21
Operating expenses              (0.11) (E)                                                  0.07           (0.04)
Depreciation                     0.58  (F)                                                                  0.58
Interest charges                 0.02                                                      (0.13)          (0.11)
Goodwill amortization                                                                      (0.07)          (0.07)

Diversified businesses                                         0.03          (0.03) (G)                        -
Impairment adjustments                                                       (0.72) (I)                    (0.72)
                                                    -                                                          -
CVO mark-to-market                                                                         (0.09)          (0.09)
Intraperiod tax adjustment                                                                 (0.13)          (0.13)

Share dilution                   0.05  (B)      (0.03) (B)    (0.03) (B)      0.01  (B)     0.04  (B)       0.04  (B)
Eliminations/other               0.10            0.01          0.01              -         (0.03)           0.09
----------------------------    ------          ------        ------          ------        ------          ------
2001 earnings                    0.44            0.19  (C)     0.20  (D)     (0.75)        (0.51)          (0.43)
                                ------          ------        ------          ------        ------          ------
segment view:
                                ------          ------        ------          ------        ------          ------
Total  (D)                       0.34            0.16          0.33          (0.75)        (0.51)          (0.43)
                                ------          ------        ------          ------        ------          ------


Progress Ventures includes Electric Fuels (less Rail & Barge), Progress Ventures, and Monroe Power
Other Businesses includes NCNG, SRS, Progress Telecom and Progress Rail Corporate includes eliminations, interest expense, goodwill, CVO mark-to-market, and intra-period tax allocations

(A) Residential and commercial increase of $.08, industrial decrease of $.03
(B) Related to issuance of 46.5 million common shares in connection with FPC acquisition in Dec 2000, and issuance of 12.65 million shares in Aug 2001
(C) See Table 1 for a full quarter of Florida Power operations.
(D) Approximately $.10 per share in CP&L and $.03 per share in Florida Power are related to functions managed by Progress Ventures in 2001.
(E) Primarily costs related to planned nuclear outages, increased transmission expenses.
(F) Depreciation variance due to accelerated amortization on nuclear generating assets.
(G) Includes sale of Bellsouth PCS assets in 2000
(H) Includes one month of FPC operations
(I) Impairment and one-time charges for SRS and Interpath of $152.8 million

Table 1
                   Florida Power
         Segment Earnings Variance Analysis
            Fourth Quarter 2001 vs. 2000

2000 earnings                        $ (0.32)
Merger adjustments- 2000                0.66
Weather                                (0.04)
Customer growth and usage                  -
Operating expenses                     (0.06)
Share dilution                         (0.10)
Interest expense                        0.01
Eliminations/other                      0.04
                                      -------
2001 earnings                        $  0.19
                                      =======

                              Progress Energy, Inc.
                       Segment Earnings Variance Analysis
                       Year-to-Date December 2001 vs. 2000



                                           Florida
($ per share)                     CP&L          Power     Progress       Other       Corporate   Consolidated
                               (Electric)    (Electric)   Ventures     Businesses
                                ------        ------       ------        ------       ------         ------
2000 earnings  (H)               2.38          0.13         0.24          0.54        (0.25)          3.04
                                ------        ------       ------        ------       ------         ------
Weather                         (0.16)                                                               (0.16)
Customer growth and usage        0.03  (A)                                                            0.03
Other margin                     0.05                                                                 0.05

Addition of FPC operations                     1.40         0.55         (0.11)                       1.84
Operating expenses               0.12  (E)                                                            0.12
Depreciation                     0.52  (F)                                                            0.52
Interest charges                (0.06)                                                (0.70)         (0.76)
Goodwill amortization                                                                 (0.38)         (0.38)

Diversified businesses                                      0.24         (0.43) (G)                  (0.19)
Impairment adjustments                                                   (0.75) (I)                  (0.75)
                                                                                                         -
CVO mark-to-market                                                                        -              -

Share dilution                  (0.55) (B)    (0.03) (B)   (0.06) (B)    (0.13) (B)    0.07  (B)     (0.70) (B)
Eliminations/other              (0.05)         0.01         0.02             -         0.01          (0.01)
---------------------------     ------        ------       ------        ------       ------         ------
2001 earnings                    2.28          1.51  (C)    0.99         (0.88)       (1.25)          2.65
                                ------        ------       ------        ------       ------         ------
segment view:
                                ------        ------       ------        ------       ------         ------
Total  (D)                       1.98          1.39         1.41         (0.88)       (1.25)          2.65
                                ------        ------       ------        ------       ------         ------


Progress Ventures includes Electric Fuels (less Rail & Barge), Progress Ventures, Monroe Power
Other Businesses includes NCNG, SRS, Progress Telecom and Progress Rail Corporate includes eliminations, interest expense, goodwill, CVO mark-to-market, and intra-period tax allocations

(A) Residential and commercial increase $.14, offset by industrial decrease of $.11.
(B) Related to issuance of 46.5 million common shares in connection with FPC acquisition in Dec 2000, and issuance of 12.65 million shares in Aug 2001
(C) See Table 1 for a full year of Florida Power operations
(D) Approximately $.30 per share in CP&L and $.12 per share in Florida Power related to functions managed by Progress Ventures in 2001.
(E) Reduction related to cost control efforts, $.04 related to Jan 2000 ice storm, offset by planned nuclear outage costs, and transmission expenses in 2001.
(F) Depreciation variance due to accelerated amortization on nuclear generating assets.
(G) Includes sale of BellSouth PCS assets in 2000
(H) Includes one month of FPC operations
(I) Impairment and one-time charges for SRS and Interpath of $152.8 million

Table 1


             Florida Power
    Segment Earnings Variance Analysis
         December 2001 vs 2000

                                             YTD

2000 earnings                            $   1.34
Merger adjustments - 2000                    0.71
Weather                                     (0.07)
Customer growth and usage                    0.09
Operating expenses                          (0.05)
Share dilution                              (0.58)
Interest expense                             0.03
Eliminations/other                           0.04
                                          -------
2001 earnings                            $   1.51
                                          =======

                              PROGRESS ENERGY, INC.
              UNAUDITED CONSOLIDATED INTERIM FINANCIAL INFORMATION





STATEMENTS  OF  INCOME
                                                              Three Months Ended                      Year Ended
                                                                  December 31                         December 31
(In thousands except per share amounts)                     2001               2000             2001               2000
---------------------------------------------------------------------------------------------------------------------------
Operating Revenues
  Electric                                               $  1,478,633     $   1,061,155    $   6,556,561    $    3,549,821
  Natural gas                                                  62,565           101,406          321,385           324,499
  Diversified businesses                                      365,981            95,760        1,583,513           229,093
---------------------------------------------------------------------------------------------------------------------------
     Total Operating Revenues                               1,907,179         1,258,321        8,461,459         4,103,413


Operating Expenses
  Fuel used in electric generation                            365,544           214,276        1,559,998           686,754
  Purchased power                                             169,861           111,478          868,078           364,977
  Gas purchased for resale                                     40,391            84,431          243,451           250,902
  Other operation and maintenance                             356,687           290,421        1,246,835           823,549
  Depreciation and amortization                               240,785           342,843        1,090,178           754,747
  Taxes other than on income                                   85,107            52,664          383,824           165,393
  Impairment of assets                                         44,800                 -           44,800                 -
  Diversified businesses                                      407,680           145,618        1,780,520           353,169
---------------------------------------------------------------------------------------------------------------------------

      Total Operating Expenses                              1,710,855         1,241,731        7,217,684         3,399,491
---------------------------------------------------------------------------------------------------------------------------

Operating Income                                              196,324            16,590        1,243,775           703,922
---------------------------------------------------------------------------------------------------------------------------

Other Income (Expense)
  Interest income                                               2,074            18,987           22,206            26,984
  Impairment of investments                                  (164,183)                -         (164,183)                -
  Gain on sale of assets                                            -                 -                -           200,000
  Other, net                                                  (33,563)            8,578          (27,018)           12,514
---------------------------------------------------------------------------------------------------------------------------

      Total Other Income (Expense)                           (195,672)           27,565         (168,995)          239,498
---------------------------------------------------------------------------------------------------------------------------

Income before Interest Charges and Income Taxes                   652            44,155        1,074,780           943,420
---------------------------------------------------------------------------------------------------------------------------

Interest Charges
  Long-term debt                                              157,466            81,868          592,477           237,494
  Other interest charges                                       20,641            31,732          110,355            46,105
  Allowance for borrowed funds used during construction        (8,459)           (5,656)         (18,019)          (21,314)
---------------------------------------------------------------------------------------------------------------------------


     Net Interest Charges                                     169,648           107,944          684,813           262,285
---------------------------------------------------------------------------------------------------------------------------

Income before Income Taxes                                   (168,996)          (63,789)         389,967           681,135

Income Taxes                                                  (78,456)          (52,350)        (151,643)          202,774
---------------------------------------------------------------------------------------------------------------------------
Net Income                                               $    (90,540)    $     (11,439)         541,610           478,361
===========================================================================================================================


Average Common Shares Outstanding                             212,866           168,899          204,683           157,169
Basic Earnings per Common Share                          $      (0.43)    $       (0.07)   $        2.65    $         3.04
Diluted Earnings per Common Share                        $      (0.42)    $       (0.07)   $        2.64    $         3.03
Dividends Declared per Common Share                      $      0.545     $       0.530    $       2.135    $        2.075

===========================================================================================================================


This financial information should be read in conjunction with the Company's 2000 Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.


Progress Energy, Inc.
BALANCE SHEETS                                                         December 31       December 31
(In thousands)                                                            2001              2000
------------------------------------------------------------------------------------------------------
                                    ASSETS

Utility Plant
  Electric utility plant in service                                 $    19,176,021  $     18,124,036
  Gas utility plant in service                                              491,903           378,464
  Accumulated depreciation                                              (10,096,412)       (9,350,172)
------------------------------------------------------------------------------------------------------

         Utility plant in service, net                                    9,571,512         9,152,328
  Held for future use                                                        15,380            16,302
  Construction work in progress                                           1,065,154         1,043,376
  Nuclear fuel, net of amortization                                         262,869           224,692
------------------------------------------------------------------------------------------------------

       Total Utility Plant, Net                                          10,914,915        10,436,698
------------------------------------------------------------------------------------------------------


Current Assets
  Cash and cash equivalents                                                  54,419           101,296
  Accounts receivable                                                       984,461           925,911
  Taxes receivable                                                           32,325                 -
  Inventory                                                                 886,747           420,985
  Deferred fuel cost                                                        146,652           217,806
  Prepayments                                                                36,150            50,040
  Assets Held for Sale, net                                                       -           747,745
  Other current assets                                                      226,948           192,347
------------------------------------------------------------------------------------------------------

         Total Current Assets                                             2,367,702         2,656,130
------------------------------------------------------------------------------------------------------



Deferred Debits and Other Assets
  Income taxes recoverable through future rates                             234,180           228,686
  Harris Plant deferred costs                                                32,475            44,813
  Unamortized debt expense                                                   46,910            38,771
  Nuclear decommissioning trust funds                                       822,821           811,998
  Diversified business property, net                                      1,073,046           720,231
  Miscellaneous other property and investments                              456,880           636,677
  Deferred purchased power contract termination costs                        95,326           226,656
  Goodwill, net                                                           3,705,610         3,652,429
  Other assets and deferred debits                                        1,019,334           657,612
------------------------------------------------------------------------------------------------------
         Total Deferred Debits and Other Assets                           7,486,582         7,017,873
------------------------------------------------------------------------------------------------------
         Total Assets                                               $    20,769,199  $     20,110,701
======================================================================================================

                        CAPITALIZATION AND LIABILITIES

Capitalization
  Common stock equity                                               $     6,003,533  $      5,424,201
  Preferred stock of subsidiary - redemption not required                    92,831            92,831
  Long-term debt, net                                                     9,591,915         5,890,099
------------------------------------------------------------------------------------------------------

         Total Capitalization                                            15,688,279        11,407,131
------------------------------------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                                         713,864           184,037
  Accounts payable                                                          749,614           828,568
  Taxes accrued                                                                   -               932
  Interest accrued                                                          212,387           121,433
  Dividends declared                                                        117,857           107,645
  Short-term Obligations                                                     77,529         3,972,674
  Other current liabilities                                                 560,053           447,370
------------------------------------------------------------------------------------------------------

         Total Current Liabilities                                        2,431,304         5,662,659
------------------------------------------------------------------------------------------------------


Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                       1,424,206         1,807,192
  Accumulated deferred investment tax credits                               226,382           261,255
  Other liabilities and deferred credits                                    999,028           972,464
------------------------------------------------------------------------------------------------------

         Total Deferred Credits and Other Liabilities                     2,649,616         3,040,911
------------------------------------------------------------------------------------------------------

         Total Capitalization and Liabilities                       $    20,769,199  $     20,110,701
======================================================================================================

SCHEDULES OF COMMON STOCK EQUITY
(In thousands)
  Common stock (without par value, authorized 500,000,000, issued   $     4,107,493  $      3,608,902
    and outstanding 218,725,352 and 206,089,047 shares, respectively)
  Unearned ESOP common stock                                               (114,385)         (127,211)
  Accumulated other comprehensive loss                                      (32,180)                -
  Retained earnings                                                       2,042,605         1,942,510
------------------------------------------------------------------------------------------------------

         Total Common Stock Equity                                  $     6,003,533  $      5,424,201
======================================================================================================




Progress Energy, Inc.
SUPPLEMENTAL  DATA                                                 Three Months Ended                      Year Ended
                                                                      December 31                         December 31
                                                                2001               2000            2001            2000
---------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)
Electric
  Retail                                                 $     1,247,304    $        808,847  $   5,461,469  $    2,799,422
  Wholesale                                                      192,191             234,527        921,799         664,847
  Unbilled                                                            99              54,540        (54,173)         69,156
  Miscellaneous revenue                                           39,039             (36,759)       227,466          16,396
---------------------------------------------------------------------------------------------------------------------------------
            Total Electric                                     1,478,633           1,061,155      6,556,561       3,549,821
  Natural gas                                                     62,565             101,406        321,385         324,499
  Diversified businesses                                         365,981              95,760      1,583,513         229,093
---------------------------------------------------------------------------------------------------------------------------------
            Total Operating Revenues                      $    1,907,179    $      1,258,321  $   8,461,459  $    4,103,413
=================================================================================================================================

Energy Sales
 Electric (millions of kWh)
    Retail
      Residential                                                  6,666               4,490         31,976          15,365
      Commercial                                                   5,480               3,509         23,033          12,221
      Industrial                                                   4,137               3,793         17,204          14,762
      Other retail                                                 1,014                 547          4,149           1,626
---------------------------------------------------------------------------------------------------------------------------------
          Total Retail                                            17,297              12,339         76,362          43,974
    Unbilled                                                        (152)              1,108         (1,045)          1,098
    Wholesale                                                      3,769               4,439         17,714          15,012
---------------------------------------------------------------------------------------------------------------------------------
            Total Electric                                        20,914              17,886         93,031          60,084
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
 Natural Gas (thousands of dt)                                    13,420              14,065         52,442          57,026
=================================================================================================================================

Energy Supply (millions of kWh)
  Generated - steam                                               11,489               9,113         48,732          31,132
              nuclear                                              5,797               6,784         27,301          23,857
              hydro                                                   46                  38            245             441
              combustion turbines                                  1,373                 713          6,644           1,337
  Purchased                                                        3,141               1,946         14,469           5,724
---------------------------------------------------------------------------------------------------------------------------------
            Total Energy Supply (Company Share)                   21,846              18,594         97,391          62,491
=================================================================================================================================

Detail of Income Taxes (in thousands)
    Income tax expense (credit) - current                 $       84,215    $        (56,182) $     108,494  $      281,500
                                  deferred                      (158,276)              1,296       (237,263)        (73,465)
                                  investment tax credit           (4,395)              2,536        (22,874)         (5,261)
---------------------------------------------------------------------------------------------------------------------------------
               Total Income Tax Expense                   $      (78,456)   $        (52,350) $    (151,643) $      202,774
=================================================================================================================================


FINANCIAL STATISTICS
Ratio of earnings to fixed charges                                                                     1.52            3.27
Return on average common stock equity                                                                  9.41 %         13.04  %
Book value per common share                                                                   $       28.20  $        27.17
Capitalization ratios
    Common stock equity                                                                               38.27 %         47.55 %
    Preferred stock of subsidiary- redemption not required                                             0.59            0.81
    Long-term debt, net                                                                               61.14           51.64
---------------------------------------------------------------------------------------------------------------------------------
            Total                                                                                    100.00 %        100.00 %
=================================================================================================================================

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           PROGRESS ENERGY, INC.
                                           Registrant

                                           By:  /s/ Peter M. Scott III
                                              ------------------------
                                                Peter M. Scott III
                                                Executive Vice President and
                                                Chief Financial Officer

Date:  February 6, 2002